                                          NEWS RELEASE

Media Contact:	Investor Contact:
Eva Schmitz 812.306.2424 evaschmitz@berryplastics.com	Dustin Stilwell 812.306.2964 dustinstilwell@berryplastics.com

For Immediate Release

Berry Plastics Announces COO Appointment in Advance of CEO Retirement in 2017

EVANSVILLE, Ind. – Sept. 30, 2016 – Today, the Board of Directors of Berry Plastics Group, Inc. (NYSE:  BERY) announced that Thomas E. (Tom) Salmon has been unanimously elected as Berry's President and Chief Operating Officer effective October 3, 2016.  As President and Chief Operating Officer, Salmon will be responsible for the Company's operating businesses, operations, supply chain, and procurement.  Salmon currently serves as President of the Company's Consumer Packaging Division.

The Company also announced that its Chairman and Chief Executive Officer, Jonathan D. (Jon) Rich, has informed the Board of Directors of his intention to retire as Chief Executive Officer effective in February 2017.  Upon his retirement, Rich will continue to serve as Executive Chairman of the Board.

"The creation of the President and Chief Operating Officer role is the next step in our ongoing succession process.  Tom's background, experience and track record of success leading multiple Berry divisions throughout his career with the Company make him eminently qualified to take on this important leadership role," said Rich.  "Berry is well positioned to continue the success we have achieved since our IPO in 2012.  The Company has a strong leadership team and the time is right for the next generation to take Berry into the future.  I look forward to continuing my role with the Company as Executive Chairman."

Salmon, age 53, joined the Company in 2007 with Berry's acquisition of Covalence Specialty Materials where he had led the Adhesives Division for four years.  From 2007-14, he served as President of Berry's Engineered Materials Division, prior to being appointed President of Berry's Rigid Closed Top Division in 2014 and President of Berry's Consumer Packaging Division in 2015.  Before joining Covalence, Salmon was General Manager of Honeywell Plastics and Global Sales Director for Allied Signal's Engineering Plastics and Films.  He began his career with General Electric and held a variety of commercial positions during his 12 years in GE's Plastics and Lighting divisions.

"I'm excited to take on this new role as Berry's President and Chief Operating Officer," said Salmon.  "I look forward to continuing Berry's long history of delivering value to our customers and shareholders while providing great opportunities for our employees and the communities where we are located."

Commenting on the management succession, Ronald S. (Ron) Rolfe, Chairman of the Nominating and Governance Committee of the Board of Berry Plastics Group, Inc. said, "The Committee and the Board have conducted a thorough assessment of both internal and external candidates.  On behalf of the Board, I congratulate Tom on his new role and look forward to the Company's continued success in the years ahead."

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Rich, age 61, has been the Company's Chairman and Chief Executive Officer since October 2010. Prior to this role, Rich served as President and Chief Executive Officer of Momentive Performance Materials, Inc.  Prior to Momentive, he held executive positions at Goodyear Tire and Rubber, including President of Goodyear North American Tire and President of Goodyear Chemical.  Rich began his career at General Electric in 1982, where he was employed for nearly 18 years in a variety of R&D, operational and executive roles.

Salmon will continue to act as President – Consumer Packaging Division until his successor is appointed.

About Berry Plastics
Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging and engineered materials delivering high-quality customized solutions to our customers with pro forma net sales of $6.7 billion in fiscal 2015.  With world headquarters in Evansville, Indiana, the Company's common stock is listed on the New York Stock Exchange under the ticker symbol BERY.  For additional information, visit the Company's website at www.berryplastics.com.

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